Exhibit 2.5
VOTING UNDERTAKING
To: IONA Technologies plc and SPK Acquisitions Limited
From: Progress Software Corporation (“Progress SC”)
25 June 2008
Dear Sirs,
Acquisition of IONA Technologies plc (the “Company”)
1.	In this Deed unless the context otherwise requires:

“Acquirer” shall mean SPK or any company owned or controlled directly or indirectly by Progress, which is making the Acquisition;

“Acquisition” means the proposed acquisition by SPK of the Company by means of the Scheme, as described in the Rule 2.5 Announcement;

“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions are authorized or required by law to be closed in the State of New York and Ireland;

“Committed Shares” means the Shares specified in the Schedule hereto, including any Shares deriving from the rights set out in column 4 of Part (A) of that Schedule;

“Court” means the High Court of Ireland;

“Encumbrance” means any mortgage, assignment, dealing, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, any other encumbrance or security interest of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect;

“Exempted Transfer” shall mean any of the following transfers of Shares:
(a)	transfer(s) of Shares by will or operation of law, in which case this Deed shall bind the transferee,

(b)	transfer(s) of Shares pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Deed,

(c)	transfer(s) of Shares to companies that are subsidiaries or holding companies of Progress SC or subsidiaries of any holding company of Progress SC subject to the transferee agreeing in writing to be bound by the terms of this Deed, and

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(d)	such transfer(s) of Shares as SPK and the Company may otherwise permit in its their discretion;
“Further Shares” means any other shares in the capital of the Company of which we may hereafter become the beneficial owner;

“Higher Competing Offer” means an offer, increased offer, proposed offer or proposed increased offer (including by means of a scheme of arrangement), by or on behalf of a party other than the Acquirer for the Company and which is:
(a)	wholly in, or enables a holder of Shares to receive exclusively, cash or

(b)	is in some form other than in (a) above,
and which in respect of each relevant Share exceeds (in the case of (b) above, in the opinion of the directors of the Company) the value of the cash element of the Scheme;

“Implementation Agreement” means the implementation agreement dated as of June 25, 2008 between SPK, the Company and, with respect to Section 7.4 and Section 7.7 only, Progress;

“Nasdaq” shall mean the Nasdaq Global Market;

“Panel” means the Irish Takeover Panel;

“Progress” means Progress Software Corporation Inc.;

“Rule 2.5 Announcement” means the draft announcement to be dated on or about 25 June 2008 as attached to this Deed and marked “A”;

“Scheme” means the scheme of arrangement pursuant to section 201 of the Companies Act 1963, by which the Acquisition will be effected;

“Scheme Document” means the formal document containing, inter alia, the terms and conditions of the Scheme and explanatory statement in relation thereto;

“Shares” means the ordinary shares of €0.0025 each in the capital of the Company;

“SPK” means SPK Acquisitions Limited (registered in Ireland under registration number 453119);

“Stock Exchange” means The Irish Stock Exchange Limited and/or the NASDAQ;

“subsidiary” and “holding company” have the meanings give to such terms by Section 155 of the Companies Act 1963; and

“Takeover Rules” means the Irish Takeover Panel Act 1997 Takeover Rules 2007.

Terms not otherwise defined shall bear the same meaning as in the Rule 2.5 Announcement.

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2.	We, the undersigned hereby irrevocably and unconditionally warrant, undertake and agree with the Company and SPK on the terms of this Deed, that:
2.1	We are the sole beneficial owner of the Committed Shares and have, and will continue to have, all relevant authority to accept or procure the acceptance of or vote in favour of the Scheme and Acquisition in respect of the Committed Shares. We do not own, manage or control, directly or indirectly any other Shares either alone or together with others. Such warranty and undertaking will not be extinguished or affected by the Scheme becoming effective.

2.2	Subject to Section 7 below, we shall:
(a)	not cast or procure the casting of any votes, whether on a show of hands or on a poll and whether in person or by proxy in respect of all of our Committed Shares and Further Shares at any meeting convened or ordered to be convened by the Court in connection with the implementation of the Scheme; and

(b)	cast or procure the casting of all votes, whether on a show of hands or on a poll and whether in person or by proxy in respect of all of our Committed Shares and Further Shares, in favour of the Scheme and Acquisition and in favour of any resolutions required to approve and implement the Scheme and Acquisition, at any Extraordinary General Meeting(s) (including, but not limited to, resolutions to reduce the share capital of the Company and alter the articles of association of the Company in connection with the reduction and the Scheme), and we shall complete and submit all necessary forms, including forms of proxy, in relation thereto within five (5) Business Days of receiving the Scheme Document and we shall vote against any resolution or proposal to adjourn any meeting at which any such resolution is to be voted on, or proposing any amendment to any such resolution, unless the Company has previously requested in writing that we vote in favour of such a resolution or proposal.
For the avoidance of doubt it is understood and agreed between the Company, SPK and us that voting rights in respect of the Committed Shares and any Further Shares shall be exercised by the registered holder until such time as the Scheme becomes effective.

2.3	We will notify the Company and SPK immediately upon becoming aware of any breach of the undertakings and warranties in this Deed.

2.4	We have and will continue to have all relevant authority and power to enter into, and to perform all obligations under this Deed.

2.5	Where the Committed Shares and/or the Further Shares are registered in the name of a nominee, we shall direct the nominee to act as if the nominee were bound by the terms of this Deed and we shall do all acts necessary to carry the terms hereof into effect as if we had been the registered holder of the Committed Shares and/or the Further Shares.

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3.	We hereby irrevocably and unconditionally warrant, undertake and agree with SPK on the terms of this Deed, that
3.1	Neither the whole nor any part of our interest in the Committed Shares and/or the Further Shares is, or will be prior to the date that the Scheme becomes effective, subject to any Encumbrance or restriction whatsoever. Such warranty and undertaking will not be extinguished or affected by the Scheme becoming effective.

3.2	Subject to Section 7 below, we shall not:
(a)	except by way of an Exempted Transaction or except pursuant to the Acquisition, sell, transfer, encumber, grant any option over or otherwise dispose of or permit the sale, transfer, charging or other disposition or the creation or grant of any other Encumbrance over all or any of the Committed Shares or any Further Shares or any interest in all or any thereof; or

(b)	enter into any deed, agreement or arrangement with any person (whether conditional or unconditional) which would or might restrict or affect our authority or ability to vote as is required by paragraph 2.2; or

(c)	enter into any deed, agreement or arrangement with any person (whether conditional or unconditional) to do all or any of the acts referred to in this paragraph 3.2.
4.	We recognise and acknowledge that if we should fail to comply with our obligations contained herein or should otherwise be in breach of any of our obligations under this Deed, damages may not be an adequate remedy and that the Company or SPK should accordingly be entitled to seek equitable relief, including an injunction or order for specific performance for such failure or breach.

5.	We consent to the issue of any press announcement incorporating references to us and to this Deed substantially in the same terms as references set out in the Rule 2.5 Announcement.

6.	We understand that the Takeover Rules require our interests in securities in the Company and the Acquirer in the twelve months prior to 8 February 2008 to be disclosed in the Scheme Document and that, if the Scheme Document is posted, this Deed will be made available for public inspection prior to the Scheme becoming effective and that particulars of it will be contained in the Scheme Document and we warrant that the details of all our interests in securities of the Company and dealings in securities of the Company as set out in the Schedule hereto are true, complete and accurate and that our interests are correctly described and the registered holders of the securities to which they relate as set out in the Schedule are true and accurate in all respects. We shall notify the Company and SPK promptly in writing of any changes in such details and shall, on request, provide the Company with all reasonable assistance in compiling and confirming the details of our interests and dealings in securities of the Company, following disclosure of any such changes in accordance with applicable law or regulation. We shall also promptly supply, or procure the

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supply to the Company and SPK of details (dates, prices and numbers) of our dealings in Shares in the twelve month period prior to 8 February 2008.

7.	This Deed shall cease to have any effect whatsoever if:
7.1	the Scheme lapses or is withdrawn;

7.2	the Resolutions are not passed at the EGM and the Court Meeting;

7.3	a firm intention to make a Higher Competing Offer is announced pursuant to Rule 2.5 of the Takeover Rules;

7.4	the directors of the Company withdraw their recommendation to shareholders of the Company to vote in favour of the Scheme;

7.5	the Scheme does not become effective by December 15, 2008 (or such later date as the Acquirer and the Company agree, with the consent of the Panel and the Court);

7.6	the High Court declines or refuses to sanction the Scheme, unless the Company and the Acquirer agree that the decision of the High Court shall be appealed and, if so appealed, a final non-appealable order, decree, judgment, or ruling has been issued; or

7.7	the Acquirer announces that it will not proceed to make the Acquisition.
8.	We hereby accept and acknowledge that we have not entered into this Deed relying on any statement or representation, whether or not made by the Company, SPK (or any of their respective directors, officers, employees or agents) or any other person and that nothing in this Deed obliges the Company or SPK to announce the Acquisition or despatch the Scheme Document in the event that it is not required to do so under the Takeover Rules.

9.	Any time, date or period mentioned in this Deed may be extended by agreement between the parties but as regards any time, date or period originally fixed or so extended time shall be of the essence.

10.	The Company may assign all rights and obligations under this Deed to any other company under the same ultimate ownership as the Company with our prior written consent, which consent will not be unreasonably withheld.

11.	We agree that this Deed will be governed by and construed in accordance with Irish law and that the Irish courts are to have exclusive jurisdiction for all purposes in connection herewith.
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VOTING UNDERTAKING
SCHEDULE
Holdings of, and dealings since 8 February 2008 in, Company Securities
(A) Holdings

Number of Shares in
Company, subject to
options, warrants
		Number and Class of	or other rights to
		Shares in the	subscribe, acquire
Registered Holder (1)	Beneficial Owner (2)	Company (3)	or convert (4)
Bank of Ireland Nominees Limited	Progress SC	362,000 Ordinary Shares	None
(B) Dealings since 8 February 2007

Registered Holder (1)	Transaction Type (2)	Date (3)	Quantity (4)	Price (5)
Bank of Ireland Nominees Limited	Acquisition	27 February	114,175	3.58

Bank of Ireland Nominees Limited	Acquisition	28 February	247,825	3.61

VOTING UNDERTAKING
IN WITNESS whereof this Voting Undertaking has been entered into as a Deed the day and year first herein WRITTEN.
SIGNED by or on behalf of
PROGRESS SOFTWARE CORPORATION:

By:	/s/ Joseph W. Alsop
Name:	Joseph W. Alsop
Title:	CEO and Co-Founder